Exhibit 99.1

Victory Capital Reports October 2020 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--November 11, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $131.1 billion on October 31, 2020.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	October 31, 2020	September 30, 2020
Fixed Income	$35,634	$35,848
Solutions	29,922	30,767
U.S. Mid Cap Equity	22,373	22,540
U.S. Small Cap Equity	14,978	14,453
U.S. Large Cap Equity	12,737	13,242
Global / Non-U.S. Equity	11,641	11,974
Other	211	207
Total Long-Term Assets	$127,496	$129,031
Money Market / Short Term Assets	3,627	3,631
Total Assets Under Management	$131,123	$132,662

By Vehicle
Mutual Funds[2]	$101,534	$102,921
Separate Accounts and Other Vehicles[3]	26,146	26,254
ETFs	3,443	3,488
Total Assets Under Management	$131,123	$132,662

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a diversified global asset management firm with $131.1 billion in assets under management as of October 31, 2020. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com